Exhibit 99.1

Contact: Sherry Lauderback
Tel 734.591.7374 Fax 734.591.4503	Earnings Release
lauderbacks@valassis.com
19975 Victor Parkway Livonia, MI 48152

FOR IMMEDIATE RELEASE

VALASSIS REPORTS REVENUES OF $247.6 MILLION IN THE FIRST QUARTER
Meets Published Earnings Range

Livonia, Mich., April 25, 2006: Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, today announced financial results for the first quarter ended March 31, 2006. The company reported quarterly revenues of $247.6 million, down 11.3% from the first quarter of 2005. First-quarter net earnings were $18.1 million, down 36.1% from the comparable period last year.  The company delivered diluted earnings per share (EPS) of $0.38, within its previously published EPS range for the quarter of $0.38 to $0.44.

“During the first quarter, we had some very exciting business developments that strengthened our foundation for the future,” said Alan F. Schultz, Chairman, President and CEO. “Despite the difficult quarter for the promotional media industry, we met the low end of the published EPS guidance range. These advances made during the quarter will positively affect the rest of the year, particularly the second half.”

Quarterly Highlights

•	Secured a major grocery retailer’s frequent shopper card data. This addition, combined with targeting refinements, has created additional interest in frequent shopper direct-mail programs.

•	Earned back run of press and preprint business from a major telecommunications customer previously lost as a result of consolidation in the telecom industry.

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Named Gary Yost to the newly created position of President, International Media Properties . In this position, Yost will be responsible for accelerating international media product development and sales. The company began market evaluation efforts in China, including the opening of an office in Shanghai.

•	Returned the Household Targeted business segment to profitability.

•	Launched an “Advertising Initiative” in January to capture television advertising dollars being reallocated to other media due to the decline in effectiveness.

Financial Highlights

	Three Months Ended March 31,

(in millions, except per share data)	2006	2005	% Change

Total Revenues	$247.6	$279.3	-11.3%
Net Earnings	$18.1	$28.2*	-36.1%
EPS, diluted	$0.38	0.55*	-30.9%

* Excludes the pro-forma effect of stock option expense; including this expense, earnings would have been $26.4 million and EPS would have been $0.51.

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SG&A expense was down 3.5%, despite an additional $1 million in stock option expense, to $32.9 million for the first quarter due to reductions in headcount and decreases in bonus and profit sharing programs.

•	Net interest expense was $2.0 million for the quarter.

•	Cash and auction-rate securities at the end of the quarter were $135.4 million.

•	The company’s debt position, net of cash and auction-rate securities, was $138.9 million at quarter-end.

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The company repurchased 137,300 shares of its stock during the first quarter of 2006. The company has 6,091,825 of remaining shares as of March 31, 2006 under its current share repurchase authorizations. Share repurchases were appreciably lower than previous quarters. Management noted it is reviewing a variety of alternatives to improve shareholder value and that these alternatives would be better facilitated by building cash reserves. Management also noted that the company continues to view share repurchase as an excellent use of cash to enhance shareholder value.

VCI 1Q06 Earnings

Business Segment Discussion

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Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the first quarter were $115.3 million, down 12.5%. This decrease was due to a mid- to high-single digit reduction in FSI pricing and a decline in industry volume compared to the prior year first quarter. FSI cost of goods sold was relatively flat for the quarter on a cost per thousand (CPM) basis. The movement of pre-Easter holiday advertising to the second quarter also negatively impacted industry volumes during the first quarter.

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Market Delivered Run of Press (ROP): ROP revenues, generated from the brokering of advertising space on behalf of newspapers, were down 32.6% in the first quarter to $20.3 million. The revenue decline resulted from the loss of business due to consolidation in the telecommunications industry and a large customer’s shift of budget dollars to later quarters in 2006. As previously noted, the company recently won back business which will positively affect future quarters. The ROP business segment earned $1.5 million in profit for the quarter.

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Neighborhood Targeted Products: Neighborhood Targeted product revenues decreased 10.0% for the quarter to $66.9 million. This segment was impacted by the overall decline in the promotional media industry. Management noted that this segment will be positively affected by the shift in pre-Easter advertising in the second quarter and increased interest in targeted sampling and preprints in the second half.

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Household Targeted Products: Household Targeted product revenues for the first quarter were $18.2 million, down 4.2% due to a decline in direct-mail pieces distributed and the discontinuance of PreVision’s agency business. As previously noted, the company secured a major grocery retailer’s frequent shopper card data, creating additional interest in direct-mail programs.  This segment earned $2.4 million in profit for the quarter.

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International & Services: International & Services revenues are comprised of NCH Marketing Services, Valassis Canada and Promotion Watch. International & Services reported revenues of $26.9 million for the first quarter, up 11.2%, driven by an increase in market share in the NCH coupon redemption business in the United States and increased revenue from Valassis Canada.

Outlook

2006 guidance remains as previously announced. In its Oct. 20, 2005 third-quarter earnings release, the company provided full-year EPS guidance for 2006. For the full-year 2006, the company expects EPS to be between $1.95 to $2.15 after the expensing of stock options in accordance with SFAS 123R. Management provided the following quarterly EPS projections for 2006 on Feb. 16, 2006:

Quarter	Projected EPS Range	Actual Results

1	$0.38 – $0.44	$0.38
2	$0.49 - $0.55
3	$0.52 – $0.58
4	$0.54 – $0.60

Conference Call Information

Valassis will hold an investor call today to discuss its first-quarter results at 11 a.m. (EDT). The call-in number is (800) 218-0204. The call will simulcast on the company’s Web site, at http://www.valassis.com, and replay through May 8, 2006 at (800) 405-2236, pass code 11040294. This press release and the Webcast will be archived on the company’s Web site under “Investor.”

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine’s “Best Companies to Work For” for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

VCI 1Q06 Earnings

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 1Q06 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

	Mar. 31, 2006	Dec. 31, 2005

Assets
Current assets:
Cash and cash equivalents	$52,979	$64,320
Auction-rate securities	82,394	72,031
Accounts receivable	244,921	273,863
Inventories	28,499	25,235
Deferred income taxes	2,571	2,573
Other	17,022	12,894

Total current assets	428,386	450,916

Property, plant and equipment, at cost	254,603	255,472

Less accumulated depreciation	(148,098)	(147,325)

Net property, plant and equipment	106,505	108,147

Intangible assets	208,689	208,689

Less accumulated amortization	(74,862)	(74,724)

Net intangible assets	133,827	133,965

Investments	580	614

Other assets	10,858	4,041

Total assets	$680,156	$697,683

More tables to follow  . . .

VCI 1Q06 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

	Mar. 31 2006	Dec. 31, 2005

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$14,365	$14,260
Accounts payable and accruals	229,613	264,877
Progress billings	43,591	44,314

Total current liabilities	287,569	323,451
Long-term debt	259,906	259,896
Other liabilities	10,577	10,811

Stockholders’ equity:
Common stock	632	632
Additional paid-in capital	39,124	38,177
Retained earnings	604,985	586,927
Treasury stock	(524,398)	(523,600)
Accumulated other comprehensive gain	1,761	1,389

Total stockholders’ equity	122,104	103,525

Total liabilities and stockholders’ equity	$680,156	$697,683

More tables to follow  …

VCI 1Q06 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended Mar. 31 2006	Quarter Ended Mar. 31 2005	% Change

Revenues	$247,646	$279,284	- 11.3%
Costs and expenses:
Costs of products sold	185,269	199,656	- 7.2%
Selling, general and administrative	32,880	34,067	- 3.5%

Total costs and expenses	218,149	233,723	- 6.7%
Earnings from operations	29,497	45,561	- 35.3%
Other expenses and income:
Interest expense	2,855	2,677	+ 6.6%
Other (income) and expenses	(1,354)	(1,074)	+ 26.1%

Total other expenses and income	1,501	1,603	- 6.4%

Earnings before income taxes	27,996	43,958	- 36.3%
Income taxes	9,938	15,716	- 36.8%

Net earnings	$18,058	$28,242	- 36.1%

Net earnings per common share, diluted	$0.38	$0.55	- 30.9%
Weighted average shares outstanding, diluted	47,769	51,430	- 7.1%
Supplementary Data
Amortization	$138	$136
Depreciation	3,539	3,657
Capital expenditures	1,834	9,054

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